Exhibit 10.2*

SUMMARY OF 2006 CASH AND EQUITY INCENTIVE COMPENSATION ARRANGEMENTS

     On January 24, 2006, Eden Bioscience's Board of Directors approved a 2006 cash and equity incentive compensation arrangement for Dr. Rhett A. Atkins, our President and Chief Executive Officer. The arrangement provides for cash and equity awards based on the achievement of specified annual net revenue goals for the year ending December 31, 2006. Under the arrangement, Mr. Aktkins can earn a cash bonus of between $54,000, if the minimum revenue goal is achieved, and $90,000, if the maximum revenue goal is achieved. In addition, Mr. Aktkins will be granted fully vested stock options to purchase between 16,666 shares of our common stock, if the minimum revenue goal is achieved, and 41,666 shares if the maximum revenue goal is achieved. Stock options granted under the arrangement will be granted pursuant to our Amended and Restated 2000 Stock Incentive Plan and will have an exercise price equal to the fair market value of our common stock on the date of grant.

     On March 14, 2006, the Board of Directors added Dr. Zhongmin Wei, our Vice President and Chief Science Officer, and Bradley S. Powell, our Vice President and Chief Financial Officer, to the 2006 cash and equity incentive compensation arrangement. Under the arrangement, Dr. Wei and Mr. Powell will each be awarded 50% of the cash and equity awards, if any, granted to Dr. Atkins, based on achievement of the same annual net revenue goals for 2006.